Exhibit 99.1

Novus Therapeutics Reports Third Quarter 2017 Results

IRVINE, Calif., Nov. 8, 2017 /PRNewswire/ -- Novus Therapeutics, Inc. (NASDAQ: NVUS), a development stage specialty pharmaceutical company focused on the development of products for disorders of the ear, nose, and throat (ENT), announced financial results for the quarter ended September 30, 2017.

For the third quarter of 2017, Novus reported a net loss of $3.0 million, or $0.43 loss per share, compared to a net loss of $2.0 million, or $4.35 loss per share, for the same period in 2016. For the nine months ended September 30, 2017, Novus reported a net loss of $11.0 million, or $2.25 loss per share, as compared to a net loss of $4.1 million, or $9.09 loss per share, for the first nine months of 2016. Novus ended the third quarter 2017 with $19.1 million in cash and cash equivalents.

Research and development (R&D) expenses were $517,000 during the third quarter of 2017 compared to $1.1 million for the same period in 2016. For the nine months ended September 30, 2017, R&D expenses were $1.5 million, compared to $2.3 million for the same period in 2016.  The decrease in R&D expense for both periods is primarily due to decreased spending towards the OP-01 program, offset by wind-down costs incurred for legacy Tokai programs.  We expect R&D expenses to increase in subsequent periods as we advance our OP-02 program.

General and administrative (G&A) expenses were $2.5 million for the third quarter of 2017 compared to $0.6 million for the third quarter of 2016.  For the nine months ended September 30, 2017, G&A expenses were $9.5 million, compared to $1.3 million for the first nine months of 2016. The increase in G&A expense for both periods is primarily due to merger related expenses of $7.2M, plus legal costs associated with the legacy Tokai litigation and administrative costs associated with operating as a publicly traded company.

“We are continuing formulation development and clinical planning activities for our OP-02 program and we are expecting to begin our clinical trials in 2018,” said Gregory J. Flesher, Chief Executive Officer of Novus Therapeutics.  “As a potential first-in-class treatment option to both treat and prevent otitis media, OP-02 has the ability to dramatically improve the lives of millions of patients around the world.”

About Novus Therapeutics

Novus Therapeutics is a development stage specialty pharmaceutical company focused on the development of products for disorders of the ear, nose, and throat (ENT).  Novus has two technologies, each of which has the potential to be developed for multiple ENT indications.  The company’s lead product (OP-02) is a surfactant-based, combination drug product being developed as a potential first-in-class treatment option for patients at risk for or with otitis media (“OM”) (middle ear inflammation and effusion with or without infection).  Globally, OM affects more than 700 million adults and children every year.  OM is a common disorder seen in pediatric practice, and in the United States is the most frequent reason children are prescribed antibiotics and undergo surgery.  Novus also has a foam-based drug delivery technology (OP-01), which may be developed in the future to deliver drugs into the ear, nasal, and sinus cavities.  For more information please visit novustherapeutics.com.

Forward-looking Statements

Exhibit 99.1

Any statements in this press release about the company’s future expectations, plans and prospects, including statements about its strategy, future operations, development of its product candidates, the review of strategic alternatives and the outcome of such review and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “may,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, expectations regarding the timing for the commencement and completion of our clinical trials and our ability to accelerate the development of our drug candidates.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the sufficiency of the company’s cash resources; the ability to timely develop and manufacture clinical batches of our study drugs; the ability to obtain necessary approvals to commence additional clinical trials; whether data from early clinical trials will be indicative of the data that will be obtained from future clinical trials; whether the results of clinical trials will warrant submission for regulatory approval of any investigational product, any such submission will receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies and, if we are able to obtain such approval for an investigational product, it will be successfully distributed and marketed.  Any forward-looking statements contained in this press release speak only as of the date hereof and not of any future date, and the company expressly disclaims any intent to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts

The Trout Group

Gita Ogawa

Tel: (646) 378-2949

gogawa@troutgroup.com

Novus Therapeutics, Inc.

Investor Relations

Tel: (949) 238-8090

investors@novustherapeutics.com

Exhibit 99.1

NOVUS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2017 (Unaudited)	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$19,094	$1,103
Restricted cash	—	14
Prepaid expenses and other current assets	1,941	33
Total current assets	21,035	1,150
Property and equipment, net	47	31
Restricted cash	70	—
Goodwill	1,867	—
Other assets	—	15
Total assets	$23,019	$1,196
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$189	$338
Accrued severance	963	—
Accrued expenses and other liabilities	1,154	113
Convertible notes	—	3,447
Total current liabilities	2,306	3,898
Long-term liabilities	94	—
Total liabilities	2,400	3,898
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized and none issued and outstanding at September 30, 2017; preferred stock, $0.0026 par value, 6,565,540 shares authorized and 452,706 shares issued and outstanding at December 31, 2016	—	11
Common stock, $0.001 par value, 200,000,000 shares authorized and 6,943,058 shares issued and outstanding at September 30, 2017; common stock, $0.0026 par value, 9,207,060 shares authorized and 82,246 shares issued and outstanding at December 31, 2016	7	1
Additional paid-in capital	46,008	11,385
Receipts on account of Preferred A stock	—	291
Accumulated deficit	(25,396)	(14,390)
Total stockholders’ equity (deficit)	20,619	(2,702)
Total liabilities and stockholders’ equity (deficit)	$23,019	$1,196

Exhibit 99.1

NOVUS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating expenses
Research and development	$517	$1,053	$1,529	$2,335
General and administrative	2,448	564	9,487	1,326
Total operating expenses	2,965	1,617	11,016	3,661
Loss from operations	(2,965)	(1,617)	(11,016)	(3,661)
Other income (expense), net	(5)	(418)	10	(479)
Net loss and comprehensive loss	$(2,970)	$(2,035)	$(11,006)	$(4,140)
Net loss per share, basic and diluted	$(0.43)	$(4.35)	$(2.25)	$(9.09)
Weighted-average common shares outstanding, basic and diluted	6,943,058	81,339	3,845,258	79,026

Exhibit 99.1

NOVUS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2017	2016
Operating activities
Net loss	$(11,006)	$(4,140)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18	16
Stock-based compensation	386	142
Loss on disposal of fixed assets	31	—
Fair value of debt in excess of proceeds	—	517
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(761)	42
Accounts payable and accrued expenses	(998)	(218)
Net cash used in operating activities	(12,330)	(3,641)
Investing activities
Cash received from merger transaction	23,250	—
Proceeds from sale of equipment	8	—
Purchase of property and equipment	—	(12)
Net cash provided by (used in) investing activities	23,258	(12)
Financing activities
Proceeds from issuance of common stock, net	4,000	—
Proceeds from exercise of warrants	3,119	—
Proceeds from convertible loan	—	2,930
Net cash provided by financing activities	7,119	2,930
Net increase (decrease) in cash, cash equivalents and restricted cash	18,047	(723)
Cash, cash equivalents and restricted cash at beginning of period	1,117	3,095
Cash, cash equivalents and restricted cash at end of period	$19,164	$2,372
Supplemental disclosure of cash flow information
Noncash activities:
Conversion of promissory notes and interest to common stock	$3,447	$—
Conversion of contingently issuable shares to common stock	$291	$—
Fair value of assets acquired and liabilities assumed in the merger:
Fair value of assets acquired, excluding cash and restricted cash	$3,072
Fair value of liabilities assumed	(2,947)
Fair value of net assets acquired in the merger	$125